Exhibit 99.1

Saia Reports Record Fourth Quarter Results

JOHNS CREEK, GA – February 2, 2022 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported fourth quarter 2021 financial results.  Diluted earnings per share in the quarter were $2.76 compared to $1.51 in the fourth quarter of 2020.  Full year diluted earnings per share were $9.48 in 2021 compared to $5.20 in 2020.

Highlights from the fourth quarter and full year operating results were as follows:

Fourth Quarter 2021 Compared to Fourth Quarter 2020 Results

•	Revenue was $617.1 million, a 29.5% increase
•	Operating income was $97.4 million, a 92.3% increase
•	Operating ratio of 84.2 compared to 89.4
•	LTL shipments per workday increased 3.3%
•	LTL tonnage per workday increased 11.0%
•	LTL revenue per hundredweight increased 19.6%
•	LTL revenue per shipment rose 28.4% to $317

Full Year 2021 Results Compared to Full Year 2020 Results

•	Revenue was $2.3 billion, a 25.6% increase
•	Operating income was $335.1 million, a 85.9% increase
•	Operating ratio of 85.4 compared to 90.1
•	LTL shipments per workday rose 5.7%
•	LTL tonnage per workday increased 12.4%
•	LTL revenue per hundredweight increased 12.8%
•	LTL revenue per shipment rose 20.0% to $289

“Our 2021 results reflect our ongoing efforts to profitably grow our business and expand our footprint to get closer to our customers.  In doing so, we add more value to our customers and are closing the gap on the premium pricing enjoyed by some of our closest competitors,” said Saia, Inc. President and Chief Executive Officer Fritz Holzgrefe.  “Revenue growth of 29.5% in the fourth quarter on LTL shipments per workday that grew 3.3% in the quarter is a reflection of this growing value proposition for our customers and their willingness to pay a fair price for great service,” added Holzgrefe.

Saia, Inc. Fourth Quarter 2021 Results

“Very similar to 2020, 2021 was filled with numerous challenges for our workforce and to post record results through ongoing Covid-related supply chain disruptions, as well as major storm events, is a testament to thousands of dedicated Saia employees.  We are still operating in challenging conditions and our Covid operating protocol continues,” commented Holzgrefe.

“Saia opened 7 new terminals in 2021 and plans are well underway for accelerated expansion of our network footprint in 2022 as we intend to open 10-15 new terminals this year.  As we grow the network, we also intend to increase capacity across the existing network and plan to relocate up to 10 existing terminals in 2022 to locations better suited for our expanding volumes,” concluded Holzgrefe.

Saia Executive Vice President and Chief Financial Officer, Douglas Col added, “In 2021 we were able to balance LTL shipment per workday growth of 5.7% with changes in mix and with targeted pricing action, to increase LTL revenue per shipment by 20.0%.  Cost per shipment increased due to heavier weight per shipment and longer length of haul, along with general inflationary pressures, but was less than the increase in LTL revenue per shipment.  The resulting 85.4 operating ratio was 470 basis points better than 2020 and was the best in our company’s 98-year history,” Col concluded.

Financial Position and Capital Expenditures

Total debt was $50.4 million at December 31, 2021, and we ended the year with $106.6 million of cash on hand.  This compares to total debt of $71.0 million and $25.3 million of cash on hand at December 31, 2020.

Net capital expenditures were $277.3 million in 2021.  This compares to $218.8 million in net capital expenditures during 2020.  In 2022, we anticipate net capital expenditures will be in excess of $500 million.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-394-8218 or 313-209-6544 referencing conference ID #8752077. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company website at www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through March 2, 2022 at 1:00 p.m. Eastern Time. The replay will be available by dialing 888-203-1112.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Georgia, Saia LTL Freight operates 176 terminals with service across 44 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Saia, Inc. Fourth Quarter 2021 Results

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns or inflationary periods in the business cycle; (2) operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of qualified drivers, dock workers and other employees, purchased transportation and fuel; (5) claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (6) cost and availability of insurance coverage, including the possibility the Company may be required to pay additional premiums, assume additional liability under its auto liability policy or be unable to obtain insurance coverage; (7) failure to successfully execute the strategy to expand our service geography; (8) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (9) failure to keep pace with technological developments; (10) labor relations, including the adverse impact should a portion of our workforce become unionized; (11) cost and availability of real property and revenue equipment; (12) capacity and highway infrastructure constraints; (13) risks arising from international business operations and relationships; (14) seasonal factors, harsh weather and disasters caused by climate change; (15) economic declines in the geographic regions or industries in which our customers operate; (16) the creditworthiness of our customers and their ability to pay for services; (17) our need for capital and uncertainty of the credit markets; (18) the possibility of defaults under our debt agreements (including violation of financial covenants); (19) failure to operate and grow acquired businesses in a manner that support the value allocated to acquired businesses; (20) dependence on key employees; (21) increased costs of healthcare benefits; (22) damage to our reputation from adverse publicity, including from the use of or impact from social media; (23) failure to make future acquisitions or to achieve acquisition synergies; (24) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (25) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (26) the effect of governmental regulations, including hours of service for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (27) unforeseen costs from new and existing data privacy laws; (28) changes in accounting and financial standards or practices; (29) widespread outbreak of an illness or any other communicable disease, including the COVID-19 pandemic, or any other health crisis

Saia, Inc. Fourth Quarter 2021 Results

or business disruptions and higher costs that may arise from the COVID-19 pandemic in the future, including governmental regulations requiring that employees be vaccinated or be tested regularly for COVID-19 before reporting to work; (30) increasing investor and customer sensitivity to social and sustainability issues, including climate change; (31) anti-terrorism measures and terrorist events; (32)  provisions in our governing documents and Delaware law that may have anti-takeover effects; (33) issuances of equity that would dilute stock ownership; and (34) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #

CONTACT:Saia, Inc.

Investor Relations

investors@saia.com

770.232.4088

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$106,588	$25,308
Accounts receivable, net	276,755	216,899
Prepaid expenses and other	32,912	29,489
Total current assets	416,255	271,696

PROPERTY AND EQUIPMENT:
Cost	2,144,528	1,901,244
Less: accumulated depreciation	864,074	765,217
Net property and equipment	1,280,454	1,136,027
OPERATING LEASE RIGHT-OF-USE ASSETS	107,781	113,715
OTHER ASSETS	40,760	27,336
Total assets	$1,845,250	$1,548,774

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$114,010	$89,381
Wages and employees' benefits	73,109	55,392
Other current liabilities	93,268	90,184
Current portion of long-term debt	19,396	20,588
Current portion of operating lease liability	21,565	20,209
Total current liabilities	321,348	275,754

OTHER LIABILITIES:
Long-term debt, less current portion	31,008	50,388
Operating lease liability, less current portion	88,409	95,321
Deferred income taxes	124,137	119,818
Claims, insurance and other	60,015	46,205
Total other liabilities	303,569	311,732

STOCKHOLDERS' EQUITY:
Common stock	26	26
Additional paid-in capital	274,633	267,666
Deferred compensation trust	(4,101)	(2,944)
Retained earnings	949,775	696,540
Total stockholders' equity	1,220,333	961,288
Total liabilities and stockholders' equity	$1,845,250	$1,548,774

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2021 and 2020
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Years
	2021	2020	2021	2020
OPERATING REVENUE	$617,081	$476,482	$2,288,704	$1,822,366

OPERATING EXPENSES:
Salaries, wages and employees' benefits	273,393	248,246	1,063,703	963,260
Purchased transportation	70,005	44,851	249,710	141,369
Fuel, operating expenses and supplies	107,505	76,327	381,904	299,234
Operating taxes and licenses	15,626	14,094	59,095	56,294
Claims and insurance	17,019	9,109	61,345	49,761
Depreciation and amortization	35,927	34,177	141,700	134,655
Loss (gain) from property disposals, net	221	(970)	(3,894)	(2,528)
Total operating expenses	519,696	425,834	1,953,563	1,642,045

OPERATING INCOME	97,385	50,648	335,141	180,321

NONOPERATING EXPENSES (INCOME):
Interest expense	749	1,007	3,212	5,177
Other, net	(297)	(539)	(844)	(1,134)
Nonoperating expenses, net	452	468	2,368	4,043

INCOME BEFORE INCOME TAXES	96,933	50,180	332,773	176,278
Income tax expense	23,172	9,944	79,538	37,938
NET INCOME	$73,761	$40,236	$253,235	$138,340

Average common shares outstanding - basic	26,336	26,203	26,322	26,140
Average common shares outstanding - diluted	26,734	26,653	26,707	26,592

Basic earnings per share	$2.80	$1.54	$9.62	$5.29
Diluted earnings per share	$2.76	$1.51	$9.48	$5.20

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the twelve months ended December 31, 2021 and 2020
(Amounts in thousands)
(Unaudited)
	Years
	2021	2020
OPERATING ACTIVITIES:
Net cash provided by operating activities	$382,592	$309,145
Net cash provided by operating activities	382,592	309,145

INVESTING ACTIVITIES:
Acquisition of property and equipment	(285,746)	(231,142)
Proceeds from disposal of property and equipment	8,398	12,325
Other	(500)	–
Net cash used in investing activities	(277,848)	(218,817)

FINANCING ACTIVITIES:
Borrowing (repayment) of revolving credit agreement, net	–	(45,929)
Proceeds from stock option exercises	3,678	3,786
Shares withheld for taxes	(6,571)	(3,600)
Other financing activity	(20,571)	(19,525)
Net cash used in financing activities	(23,464)	(65,268)

NET INCREASE IN CASH AND CASH EQUIVALENTS	81,280	25,060
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	25,308	248
CASH AND CASH EQUIVALENTS, END OF YEAR	$106,588	$25,308

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended December 31, 2021 and 2020
(Unaudited)

				Fourth Quarter
	Fourth Quarter		%	Amount/Workday		%
	2021	2020	Change	2021	2020	Change
Workdays				61	62
Operating ratio	84.2%	89.4%
LTL tonnage (1)	1,346	1,233	9.2	22.07	19.89	11.0
LTL shipments (1)	1,888	1,859	1.6	30.96	29.98	3.3
LTL revenue/cwt.	$22.24	$18.60	19.6
LTL revenue/cwt., excluding fuel surcharges	$18.89	$16.57	14.0
LTL revenue/shipment	$317.04	$246.88	28.4
LTL revenue/shipment, excluding fuel surcharges	$269.30	$219.94	22.4
LTL pounds/shipment	1,426	1,327	7.5
LTL length of haul (2)	924	898	2.9

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight.  The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.

Saia, Inc. and Subsidiaries
Financial Information
For the Years Ended December 31, 2021 and 2020
(Unaudited)

				Year Over Year
	Year Over Year		%	Amount/Workday		%
	2021	2020	Change	2021	2020	Change
Workdays				252	254
Operating ratio	85.4%	90.1%
LTL tonnage (1)	5,401	4,842	11.5	21.43	19.06	12.4
LTL shipments (1)	7,730	7,371	4.9	30.68	29.02	5.7
LTL revenue/cwt.	$20.68	$18.33	12.8
LTL revenue/cwt., excluding fuel surcharges	$17.72	$16.27	8.9
LTL revenue/shipment	$289.00	$240.86	20.0
LTL revenue/shipment, excluding fuel surcharges	$247.56	$213.71	15.8
LTL pounds/shipment	1,397	1,314	6.3
LTL length of haul (2)	913	879	3.9

(1)	In thousands.

(2) In miles.